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                                                                    Exhibit 15.1


            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-56878) on Form F-3 and the registration statements (No. 333-63814, No. 333-63816, No. 333-89849 and No. 333-116844) on Form S-8 of Chartered
Semiconductor Manufacturing Ltd of our report dated March 1, 2006, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of Chartered Semiconductor Manufacturing Ltd.


KPMG
SINGAPORE


March 1, 2006